EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada  89701-4299
(775) 684-5708
Website:  secretaryofstate.biz

CERTIFICATE OF AMENDMENT
           (PURSUANT TO NRS 78.385 AND 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

USE BLACK INK ONLY – DO NOT HIGHLIGHT

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.           Name of corporation:

Patch International Inc.

2.           The articles have been amended as follows (provide article numbers, if available):

Article II – The amount of total authorized capital stock that the Corporation shall have the authority to issue is 300,000,000 shares of common stock, each with $0.001 par value, and 1,000,000 shares of preferred stock, each with $0.01 par value.  To the fullest extent permitted by the laws of the State of Nevada (currently NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation.

Article XII - One third of the voting power of the issued and outstanding shares of the class or series that is present in person or in proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transaction of business by a vote of the stockholders.  An act of the stockholders of each class or series, other than the election of directors, is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.

3.           The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is:  54.69% of the stockholders approved

4.           Effective date of filing (optional):

5.           Officer Signature (Required).  X             /s/ Jason Dagenais

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.
Nevada Secretary of State AM 78.385 Amend 2007
Revise on: 01/01/07